UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   November 26, 2010

Palatin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 26, 2010, we received a letter from NYSE Amex LLC (the “Exchange”) advising us that, based on our Form 10-Q for the period ended September 30, 2010, we are not in compliance with certain conditions of the Exchange’s continued listing standards under Section 1003 of the Exchange’s Company Guide. Specifically, the Exchange stated that we are not in compliance with:

•
Section 1003(a)(iii) of the Company Guide because our stockholders’ equity is less than the required $6,000,000 and we have losses from continuing operations and net losses in our five most recent fiscal years, and

•
Section 1003(a)(iv) of the Company Guide because we have sustained losses which are so substantial in relation to our overall operations or existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether we will be able to continue operations and/or meet our obligations as they mature.

In order to maintain our listing on the Exchange, we must submit a plan by December 27, 2010 addressing how we intend to regain compliance with Section 1003(a)(iv) by February 28, 2011 and Section 1003(a)(iii) by May 26, 2011.  This is a truncated deadline for compliance, imposed by the Exchange because we previously were determined to be below continued listing standards and regained compliance within the past twelve months.  We intend to submit a plan of compliance by the deadline. If the Exchange accepts the plan, we may be able to continue our listing during the plan period, subject to periodic review to determine if we are making progress consistent with the plan. If we do not submit a plan, or if the Exchange does not accept the plan, or if we do not regain compliance within the applicable deadlines, or if we do not make progress consistent with the plan during the plan period, the Exchange may initiate delisting procedures.

Item 8.01 Other Events.

On December 2, 2010, we issued a press release, attached as Exhibit 99 to this report, concerning the notice from the Exchange.

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits:

     99           Press Release dated December 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: December 2, 2010	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST Executive Vice President - Operations and Chief Financial Officer